EXHIBIT 99.2

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use of our opinion letter dated December 20, 2012 to the Board of Directors of NYSE Euronext, included as Annex E to the joint proxy statement/prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of IntercontinentalExchange Group, Inc., filed on April 30, 2013, relating to the proposed merger of NYSE Euronext and IntercontinentalExchange, Inc. and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Opinions of Financial Advisors—NYSE Euronext Financial Advisor,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the NYSE Euronext Board of Directors and Reasons for the NYSE Euronext Merger,” “The Mergers—Opinion of Perella Weinberg, Financial Advisor to NYSE Euronext,” and “The Mergers—ICE Unaudited Prospective Financial Information.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any further amendments to the Registration Statement.

/S/ PERELLA WEINBERG PARTNERS LP
PERELLA WEINBERG PARTNERS LP

April 30, 2013